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EDITED TRANSCRIPT

PATK - Q3 2014 Patrick Industries Inc Earnings Call

EVENT DATE/TIME: OCTOBER 30, 2014 / 2:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Julie Ann Kotowski *Patrick Industries - Director - Financial Reporting & IR*

Todd Cleveland *Patrick Industries - CEO, President*

Andy Nemeth *Patrick Industries - CFO*

CONFERENCE CALL PARTICIPANTS

Daniel Moore *CJS Securities - Analyst*

Scott Stember *Sidoti & Company - Analyst*

Sasha Kostadinov *Shaker Investments - Analyst*

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries, Inc. Third Quarter 2014 Earnings Conference Call. My name is Joe and I will be your operator for today's call.

(Operator Instructions)

Please note that this conference is also being recorded.

I will now turn the call over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - *Patrick Industries - Director - Financial Reporting & IR*

Good morning, everyone, and welcome to Patrick Industries' third quarter 2014 conference call. I am Julie Ann Kotowski, Patrick's Director of Investor Relations, and I am joined on the call today by Todd Cleveland, President and CEO, and Andy Nemeth, CFO.

On the call this morning, we are going to discuss our third quarter and nine months 2014 results and provide an update on our business outlook and the markets that we serve. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. As a result, I must caution you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2013 and our other filings with the Securities and Exchange Commission. Also, please note that certain financial measures we may use on this call, such as adjusted net income and the related diluted earnings per share amounts, are non-GAAP measures. We undertake no obligation to update these statements after this call.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - *Patrick Industries - CEO, President*

Thank you, Julie Ann, and thank you, all, for joining us on the call today. This morning, I would like to briefly discuss the company's third quarter and nine-month results in the major markets we serve. Andy will then provide specific details on our financial performance. And I will conclude by providing an update on our business outlook.

The company continued to perform well during the quarter, with increased revenue, improved profitability, and cash flows. On the top line, our net sales in the third quarter increased 28% over the prior year and 22% on a year-to-date basis. On the bottom line, we reported net income per diluted share in the third quarter of 2014 of $0.68 compared to $0.51 in 2013. For the comparable nine months, our net income per diluted share was $2.18 versus $1.76.

Overall, we're pleased with the growth in all three end markets we serve. We've added capacity where appropriate and advanced our projected demands, ensuring that we can fulfill our customers' orders on a timely basis and continue to leverage our fixed cost over our sales base. We also continue to gain market share in all industries we serve as well as successfully integrating our recent acquisitions.

In addition, the positive sentiment exhibited by both dealer and OEMs during the recent RV manufacturer open house that was held in Elkhart, Indiana in September have been coupled with capacity expansion initiatives at several RV OEMs in anticipation of continued momentum in the industry, as we head into the fourth quarter of 2014 and first quarter of 2015.

Turning to the performance of our markets. On a seasonal basis, we saw shipment levels in both RV and MH industry continue to trend in line with expectations for both the quarter and year-to-date. The RV industry experienced a continuing monthly increase in shipment levels in each of the first nine months of 2014, versus the comparable 2013 periods, with the highest September totals in seven years and with gains recorded in all vehicle categories. Additionally, the RV OEMs have been aggressively managing their business models during the third and fourth quarters to date to level load their production schedules and manage and maintain efficiencies in this incredibly tight labor market especially in the Midwest.

As it relates to the correlation between retail inventories and overall production levels, industry reports indicate the RV dealer inventory levels continue to be in line with that of retail demand. On a macroeconomic level, as consumer confidence has generally trended higher over the last five years, there's been a year-over-year increase in RV shipments in that same period. We anticipate that this industry growth will continue into 2015, consistent with our current expectations and with similar seasonal tracking patterns, barring any global or other factors that negatively impact consumer confidence over an extended period of time.

In the Manufactured Housing or MH market, we estimate the wholesale unit shipments in the third quarter of 2014 increased approximately 8%, consistent with expectations from a comparable 2013 period and 6% for the nine months. Housing starts growth for fiscal 2014, as currently projected by the NAHB, is in the 7% to 8% range over that of 2013. Looking out into 2015 and 2016, the NAHB is predicting total housing starts to increase in the neighborhood of 20% and 30% respectively, versus the prior year periods.

In terms of single-family housing starts, the NAHB is currently projecting an approximate 30% increase in 2015 and as much as a 40% increase in 2016. And based on historical trends, if wholesale unit shipments in the MH industry continue to average approximately 9% to 11% of single-family housing starts, we believe these projections are a good indicator of the potential for the MH market to grow at a much higher rate in the future when compared to the residential housing starts. We also believe that we're well positioned to capitalize on the upside potential of the MH market and are optimistic about the future of this industry, especially given the combination of our nationwide geographic footprint, available capacity of our current MH-concentration locations and current content of more than $1,600 per unit.

The company's industrial sales have increased significantly over the last several years, reflecting both acquisition and organic growth. We saw our industrial sales increase, on average, around 20% in both the third quarter and first nine months compared to the prior year periods. Approximately 56% of our industrial revenue base is directly tied to the residential housing market for the nine months of 2014, with the remaining 44% tied to the commercial side of the business, mainly in office, medical and institutional furnishing market, where we continue to gain penetration.

With pent-up demand and expected improving overall economic conditions, as well as continuing low interest rates, we anticipate there will continue to be positive momentum driving housing industry growth for the full year 2014 and into 2015 and 2016. With regards to our acquisition activity, in the nine months of 2014, we completed three acquisitions with projected annualized sales of approximately $106 million.

In terms of our current acquisition pipeline, there are several attainable opportunities that exist in the marketplace. As I have stated many times in the past, our growth strategy is centered around targeting organizations with solid management teams, high-quality product lines that complement our core competencies, and strong customer and supplier relationships.

Last month, we completed the acquisition of PolyDyn3, a manufacturer of custom built simulated wood and stone product lines that have numerous interior and exterior applications in the RV market and are a natural fit for Patrick's existing RV business. In addition, the other acquisitions we completed in both 2013 and this year, in 2014, so far, including the Precision Painting group, Foremost Fabricators, Frontline Manufacturing, Premier Concepts, and Westside Furniture, were accretive to third quarter and year-to-date 2014 net income per share.

Currently, our main focus in the acquisition arena is on the RV and industrial markets, where we currently see the highest potential for growth. We are optimistic about the future growth anticipated in each of the three primary markets and continue to believe there's limited material downside risk and opportunity for larger sale growth in both the MH and industrial markets in the future. We expect our revenue growth to continue throughout the remainder of 2014, exclusive of the revenue contributions of the acquisitions completed in June and September of this year.

Now I'll turn the call over to Andy, who will provide additional comments on our financial results. Andy?

Andy Nemeth - *Patrick Industries - CFO*

Thanks, Todd, and welcome, everyone. I would like to review some highlights of our financial results for the third quarter and first nine months of fiscal 2014.

Our net sales for the third quarter of 2014 increased $42 million or 28% over the prior-year period to $188 million, primarily reflecting a combination of industry and acquisition growth. Our RV revenue base, which accounts for approximately 73% of our third quarter sales, was up approximately 34% in the third quarter of 2014 over the third quarter of 2013, reflecting an 8% increase in wholesale unit shipments during the quarter, coupled with continued organic and acquisition growth.

We did experience some normal competitive pricing situations in the market in the third quarter, which nominally impacted organic growth, as a result of model year changeovers and reduced commodity prices on certain raw materials. However, we were able to increase gross margins by not pursuing or chasing low and negative margin business. Our RV unit content grew 17%, from $1,271 per unit in the third quarter of 2013 to $1,488 per unit in 2014.

Our MH revenue base, which accounts for approximately 16% of third quarter sales, increased 12% for the quarter and 10% for the year on estimated shipment improvements of 8% and 6%, respectively. And our content per unit continues to show stability and positive trending, as we're well positioned for improvement in this market sector. Our MH unit content increased 1.3%, from $1,599 per unit in the third quarter of 2013 to $1,619 per unit in 2014.

Our industrial revenue base, which accounts for the remaining 11% of third quarter sales, reflected continued market share gains as well, with sales up 19% for the quarter and 22% year-to-date from the prior periods.

New sales territories are adding to faster incremental growth and are more focused on penetrating commercial market opportunities. Additionally, the complexion of our residential-oriented customers is heavy to kitchen cabinet producers, which is enjoying a resurgence in both multifamily housing and remodeling. For the first nine months of 2014, our revenues finished at $546 million and were up $98 million or 22% from the previous year, primarily as a result of factors previously mentioned.

During the third quarter of 2014, our gross margin grew approximately 110 basis points to 16% over the 14.9% achieved in the third quarter of 2013, primarily reflecting the positive contribution of increased revenues due to acquisitions, organic revenue growth, remaining disciplined with regards to eliminating certainly low and negative margin business and overhead absorption, with growth in all three primary market sectors. On a year-to-date basis, our gross margins improved approximately 80 basis points to 16.3% compared to 15.5% in 2013.

Operating expenses, which were 9.3% of net sales in the third quarter of 2014, increased from 8.8% in the prior-year period, largely reflecting increased amortization related to our acquisition activity over the past year, contributing approximately 40 basis points quarter-over-quarter. As we have previously mentioned, we expected that operating expenses as a percentage of net sales would increase when compared to 2013, and primarily reflected the impact of increased sales, salaried, and administrative spending to support expected growth and long-term equity

compensation programs designed to retain key management and personnel. In addition, for the nine months, operating expenses were impacted by increasing pressure on freight rates and an increase in our warehouse and delivery expenses that reflected increased demand levels and other factors, including driver shortages.

Operating income increased $3.5 million or 39% in the third quarter of 2014 compared to the prior year, and operating margins increased from 6.1% in the third quarter of 2013 to 6.6% in the third quarter of 2014, primarily due to the factors previously described. On a full year basis, we expect incremental operating cost to be offset by continued sales growth, operating leverage, improved gross profit margins.

As Todd discussed, we recently completed an acquisition in early September which had an immaterial impact on our third quarter results due to the timing of the closing. We expect to be able to leverage combined core competencies and operational synergies to continue to drive improved overall consolidated operating margins and expect this acquisition to be accretive to net income per share in 2015.

As Todd also previously mentioned, our net income per diluted share in the third quarter 2014 was $0.68 compared to $0.51 in the prior year. For the first nine months of 2014, net income per diluted share was $2.18 compared to $1.76 in 2013.

I am now going to briefly discuss our balance sheet and cash flows. Our total assets increased approximately $90 million from December 31, 2013, primarily as a result of traditional seasonal trending, overall growth in our business year-over-year and completion of the previously mentioned acquisitions. Operating cash flows were approximately $23 million through the first nine months of 2014 compared to $21 million for the prior period.

Our capital allocation strategy is centered around utilizing our capital resources, including targeted leverage capacity to grow our business model. Our top priorities include acquisitions, investment in infrastructure and capital expenditures, maintaining an acceptable leverage position to provide maximum opportunity, while managing downside risk in buying back our company stock at prices and volumes deemed appropriate by our board of directors and the management team. We will continue to look to utilize our leverage for strategic acquisitions, followed by an accelerated deleverage cycle, post-closing, to reduce our risk profile.

In terms of our debt, since yearend 2013, our total debt increased by approximately $52 million, primarily reflecting the funding of acquisitions of approximately $63 million, stock repurchases of approximately $7 million and capital expenditures during the year of approximately $4 million, net of debt reduction. Unused availability under our credit facility, as of the end of the first nine months of 2014, including cash on hand, was approximately $20 million.

In the third quarter of 2014, we repurchased over 78,000 shares of our common stock at a total cost of approximately $3 million. Since the stock repurchase program began in February 2013 through October 24, 2014, we have repurchased in the aggregate over 704,000 shares at an average price of $25.47 a share and at a total cost of approximately $18 million. We may continue to repurchase shares from time to time in the open market, based on market conditions and on preestablished guidelines as determined by management and our board of directors.

Finally, to meet our current projected operating needs as well as to improve operating efficiencies, our capital expenditures through the third quarter of 2014 were $4.2 million, which included equipment upgrades at our facilities, ERP-related costs, and strategic capital and maintenance expenditures. We will continue to invest in our infrastructure and flex our capital spending where necessary to align with our demand levels. And for the full year 2014, estimate our total capital expenditures to be approximately $8 million.

That completes my remarks. Todd?

Todd Cleveland - *Patrick Industries - CEO, President*

Thanks, Andy. Overall, the first nine months of 2014 were as strong as we had anticipated based on our 2014 operating plan. We continue to execute on our strategic plan and capital allocation strategy that will drive our business over the next five-year period. In terms of our business outlook for the remainder of 2014 and into 2015, our execution goals continue to be focused around driving our organizational strategic agenda and utilizing

our capital allocation strategy to increase our top line, both organically and through acquisition, and generating an improved operating income, net income, earnings per share, and cash flow.

Our continued success in 2014 would not be possible without the continued support of our customers, who we're privileged to serve, and the continued hard work, drive, passion, dedication, and leadership exhibited by each of our Patrick team members, who we are extremely proud to work with. I'm excited about the opportunities that exist in the marketplace, and I'm confident in the abilities to execute and the ability of our team members to continue to serve our customers at the highest level.

This is the end of our prepared remarks. Thank you for your time today. We're now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question-and-answer session. (Operator Instructions) Our first question here comes from Daniel Moore from CJS Securities. Please go ahead.

Daniel Moore - *CJS Securities - Analyst*

Good morning. Thanks for taking the questions.

Todd Cleveland - *Patrick Industries - CEO, President*

Good morning.

Andy Nemeth - *Patrick Industries - CFO*

Good morning.

Daniel Moore - *CJS Securities - Analyst*

Andy, you alluded to the operating margin and some of the investments that you've made on the G&A side to expand your capacity for growth. As we look out to 2015, if the, if we do continue to see solid moderate growth in the overall industry, do you see an opportunity to start to show a little bit more leverage, not only in the gross margin line but the operating income line?

Andy Nemeth - *Patrick Industries - CFO*

Yes. We've done some investment in 2014 to prepare for that, so we're experiencing a little bit of lag on that in 2014, but I expect us to be able to leverage that going into '15 as we continue to see growth.

Daniel Moore - *CJS Securities - Analyst*

Okay. Looking at the cash flow statement, the solid but hasn't quite kept up with net income growth, wondering now that you're in the mode of consolidating some of these acquisitions if there are not opportunities to take out a little bit of working capital and just trying to get a sense of how the cash flow should trend as we move forward from here.

Andy Nemeth - *Patrick Industries - CFO*

Yes, that's a good question. And we just completed two acquisitions at the end of June. It takes us just a couple of months to get everything kind of transitioned and put some processes in place. But we do expect to be able to continue to improve working capital, reduce inventories with those acquisitions, as we move forward. So we would expect that to improve in '15.

Daniel Moore - *CJS Securities - Analyst*

Okay. Very helpful. And just looking at the -- moving to M&A a little bit. Maybe talk, Todd, a little bit about, either Foremost Fabricators or any of the deals that you've made to date, how are the businesses performing relative to your expectations, and what maybe some highlights of what they offer you in terms of opportunity to leverage and grow those businesses under the Patrick platform.

Todd Cleveland - *Patrick Industries - CEO, President*

Sure. Well, obviously, we've made a number of acquisitions over the course of the last -- I mean if you take a step back just a year, probably, there's been five or 6. But I would say, overall, all have performed in line or exceeded our expectations, as it relates to how we've kind of been able to integrate them, get the team kind of accustomed to what our expectations are from a metric measurement standpoint. And once we get that solidified, what we really try to do is utilize the financial support of Patrick and also the customer relationships of Patrick, to allow them to expand their product lines, which we've seen particularly, and for example, Frontline Manufacturing, where it took us a few months to get the right management team in place there, get things rolling along, which we knew going into it. But now that, that's established, they make a number of fiberglass products. We can certainly look at other fiberglass lines that are used in the RV industry, such as front ends, back ends and we can expand further from where we're at from just showers and tubs.

Also, when you look at the Precision Painting group, great team. Again, management team's very solid, experienced, knows coatings, has a lot of focus on the class A, class C area. We believe there's a lot of opportunity to see paint move down into -- it's currently moved into the high-end fifth wheels, but we believe it can even move down further into the midrange travel trailers. And with the team's talents and expertise, we believe we can put together some products and processes that will allow us to reach down into that area. So a couple of examples of things that I believe provide us some opportunities, not only from what we acquired, but also where we're going in the future.

Daniel Moore - *CJS Securities - Analyst*

Very helpful. One more and I'll jump back in queue. Maybe just in M&A going forward, you mentioned your focus on RV as well as industrial. Curious, given the strong growth outlook that you have for MH, why that's not maybe a little bit more of a focus, or is it just a function of a dearth of opportunities there? And then longer term, as we look out, the last five years plus you've flip-flopped from sort of 25% RV to 75%. Five years from now, do you see a more balanced mix? Do you anticipate RVs to be the same? Talk about your sort of longer-term view of balancing the portfolio.

Todd Cleveland - *Patrick Industries - CEO, President*

Sure. I would say that the main reason we're not, I guess, focusing our efforts on the MH side as much as the RV and industrial side, simply center around acquisition opportunities that we believe fit within kind of the box that we've outlined for ourselves with the manufactured housing industry currently being where it's at. A lot of the deals that have been available are scenarios where owners are still bullish on the manufactured housing industry and believe that their businesses are worth a lot more than what their current earnings are to date.

So, I think as we see the manufactured housing industry improve, those opportunities are going to be more attractive to us. Obviously, it'll be our goal to try and pick those up in the early stages of the recovery. But overall, I think, that's the real driver behind why, perhaps we're not focusing our efforts so much on the manufactured housing side to date.

As it relates to our concentration of mix, obviously, we do believe in the manufactured housing industry. I've seen some very good things happen in the design side of what the OEMs are doing. I think, overall, we just need the housing industry to continue to recover, which is anticipated in the next couple years. Once that happens, MH has always been a part of the recovery and part of the housing industry. We believe it's going to continue to be that way. As that increases, obviously, we'll continue to gain our share there. And obviously the mix is all going to be determined at the growth rate in which we grow our business on the MH side, the industry improves, and that compared to where the RV industry growth rate comes from and heads to.

So I think, without a doubt, with the improvement of the manufactured housing industry, the RV mix will be lower as it relates to timing of that. It's all driven, a lot driven by the recovery of the manufactured housing industry and the residential housing market overall.

Daniel Moore - *CJS Securities - Analyst*

Very helpful. Again, as I said, I'll jump back in queue. Thank you again and congrats on a very solid quarter.

Todd Cleveland - *Patrick Industries - CEO, President*

Thank you, Dan.

Operator

And thank you. Our next question here comes from Scott Stember from Sidoti. Please go ahead, sir.

Scott Stember - *Sidoti & Company - Analyst*

Good morning and thanks for taking my call as well.

Todd Cleveland - *Patrick Industries - CEO, President*

Good morning, Scott.

Andy Nemeth - *Patrick Industries - CFO*

Good morning.

Scott Stember - *Sidoti & Company - Analyst*

Question on the gross margin, up very nicely year-over-year. Last quarter, after you completed the Foremost and Precision acquisitions, you indicated that they were lower-margin businesses. So with this growth that we saw this quarter, that would imply that the core business saw some very, very strong operating performances. Could you maybe just talk about how you're getting there? And maybe just talk about how the labor markets and how that's -- how you're handling that as well.

Andy Nemeth - *Patrick Industries - CFO*

Sure. This is Andy. That's correct, Scott. We -- the margin profile of the acquisitions that we picked up is consistent with what we had talked about. We did have some solid results in our core business, we had some improvements in certain operations, and as we indicated kind of in our discussion,

we didn't chase, we sacrificed a little bit of market share to not chase some low-margin business when we could have retained the business, or we believe we could have retained the business, we chose not to pursue that. So we maintained some margin disciplines in the third quarter. But as well, I tell you, that our core business performance was a little bit better than expected. So we'll continue to focus on that.

As it relates to the labor component, it is still a very tight labor market here, especially in the Midwest. And so, we've been -- our operations guys have done a phenomenal job of managing their labor force. We've been able to and have been kind of focused on managing the labor market by trying to reduce the number of contract employees and bring more on full time so that we're not paying the contract premiums. As well, we've kind of flexed down a little bit our direct labor force during softer times, but overall trying to retain our skilled labor force to be able to kind of manage through certain soft periods in the third quarter due to the dealer show season.

So it's a tight market, without question, and we are very focused on it. We've got to remain diligent, as we kind of move into the fourth quarter and into '15 because of -- we expect continued positive trending, but our team has done a nice job, again, as I said, of focusing on, bringing on and hiring full-time employees as it relates to the employee base and kind of shifting away from the contract labor force.

Scott Stember - *Sidoti & Company - Analyst*

Great. And next question on the industrial side. Todd, I believe you said that you're gaining by moving into new sales territories. Can you maybe talk about that opportunity? And how underpenetrated are you within the country and the overall opportunity to really expand upon that?

Todd Cleveland - *Patrick Industries - CEO, President*

Yes, our industrial team has done a great job. And actually, we've continued to, I guess, add representation across the country, most recently in kind of the Texas area. As growth has continued across the country, the commercial side of our business, the store fixture side of our business and actually the residential side of our business has seen nice growth. As far as the potential -- really the potential lies in our abilities to continue to position people in the right areas and provide the right product lines to allow our sales team to continue to capture share.

So I do believe that's a very solid opportunity for us going forward. Our main focus to date has really been centered around kind of cabinetry, store fixtures, countertops, those type of things. We'll probably be going to expand that even further into some new product lines, things we're looking at in the future.

Scott Stember - *Sidoti & Company - Analyst*

Okay. And just a last question then I'll jump back in the queue as well. Last couple of quarters, you've seen some nice growth in industrial, in the office furniture side. Are you still seeing traction in that subsegment and maybe just comment on that?

Todd Cleveland - *Patrick Industries - CEO, President*

Yes. I mean we continue to see nice growth in that area. Obviously, one of the -- we picked up a major customer in the Pennsylvania area last year about this time, so we've seen the benefits of that stream across 2014. Since that time though, we've continued to grab share and opportunities and continue to believe that, that is a good place for us to be.

Scott Stember - *Sidoti & Company - Analyst*

Got you. That's all I have right now. Thank you.

Todd Cleveland - *Patrick Industries - CEO, President*

Thanks, Scott.

Operator

And thank you. (Operator Instructions) And we have another question here from Mr. Dan Moore from CJS securities. Please go ahead.

Daniel Moore - *CJS Securities - Analyst*

Thank you again. Just curious, in terms of content per RV increased about $218 year-over-year, the average size of RVs has been declining modestly as smaller units and more affordable units are increasing. I'm wondering if you've, on an organic basis, been able to maintain or even grow marginally your content per RV over the last year.

Andy Nemeth - *Patrick Industries - CFO*

Yes, we have, Dan. As a result, a lot of acquisition, the acquisition content improvement has been really in the RV space, obviously. But we are -- we do -- we are impacted by the downsizing, as you mentioned, of the shift in the RV mix a little bit, but we've been able to offset that. So as we kind of continue to move forward, the acquisitions are again key to our strategy, but then we have been able to gain additional content even with that decline in -- and I don't want to say it's a huge decline, but even with that shift from larger units to smaller units.

Daniel Moore - *CJS Securities - Analyst*

Excellent. You mentioned you've been adding capacity. What are some of the areas that you've been focusing on and adding? And are there others that you still need? As you look out to 2015, you think you need to build out?

Andy Nemeth - *Patrick Industries - CFO*

So we primarily add capacity as it relates to pieces of equipment within our facilities where we might have backlogs and bottlenecks. And so, that's really where we focus. I wouldn't say that there's anything overly significant that we've done. We've added, like I said, some additional capacity related to equipment, but as well we've maintained the technology and kept up with the technology needed to be able to remain efficient and continue to produce at the high levels that we expect to be able to produce at. And as we head into 2015, I don't see anything different. It's really in main pieces of equipment throughout the operations to, again, facilitate more streamlined processes and eliminate those bottlenecks.

Daniel Moore - *CJS Securities - Analyst*

Okay. And lastly, you mentioned in the release that you're very comfortable with your leverage position, provides flexibility to grow. By our estimates, it's about maybe 1.6, 1.5, 1.6x pro forma net debt to EBITDA. How high are you comfortable going? And if the right deal or deals come along and -- where would the range that you'd like to run at on a sustainable basis?

Andy Nemeth - *Patrick Industries - CFO*

Sure. So right now we're running at 1.5 for the third quarter, that's a very comfortable range for us. I would tell you that we're comfortable here as a management team at 2.5 and a little bit above that. The banks today are really focused around three times leverage. And so, our goal and our plan and our model, as it relates to kind of using our leverage, is to pursue acquisitions. We might see that leverage spike during the initial stages of the acquisition, but we expect to be able to delever pretty quickly, as we kind of had mentioned, and stay in this very, very comfortable range that we're at today. So 1.5 today is very, very comfortable for us.

Daniel Moore - *CJS Securities - Analyst*

And are the deals in the pipeline that you're seeing bigger deals, like Foremost and larger? Or is it a mix of smaller tuck-ins?

Todd Cleveland - *Patrick Industries - CEO, President*

It's been a combination of both. We've actually reviewed about 13 acquisitions so far in 2014, and obviously, we only closed on three of them. But I would say, going forward, with the way we're looking at things, we're looking at opportunities where we're trying to understand the management teams, the product lines. They range from anywhere between $7 million to $8 million to as high as the $30 million to $40 million range. And we'd be comfortable doing anything in that kind of that range.

Daniel Moore - *CJS Securities - Analyst*

Very good. Thank you again.

Todd Cleveland - *Patrick Industries - CEO, President*

Thanks, Dan.

Operator

And thank you. Our next question here comes from Sasha Kostadinov from Shaker Investments. Please go ahead.

Sasha Kostadinov - *Shaker Investments - Analyst*

Yes, thank you. I also want to congratulate you on your strong margin showing this quarter. I was wondering if you could give me any guidance on potentially how high you think your gross margin could get provided that the business flowed through as you're currently expecting it to?

Andy Nemeth - *Patrick Industries - CFO*

So we will -- Sasha, we will expect to see -- we won't expect to see the same gross margins in the fourth quarter based on kind of historical trending. So our second and third quarters generally produce the highest gross margins. And then with the number of days being down in the fourth quarter, we would expect to see a little bit of lag from the third quarter's margins that we saw. But we expect to be able to continue to grow year-over-year margins, on a consistent basis, and that's kind of our overall strategic plan. I can't give you specific gross margin targets, but our expectation and anticipation, as it relates to our operating plans, is to continue to grow gross margins on an annualized basis, on an annual basis year-over-year.

Sasha Kostadinov - *Shaker Investments - Analyst*

Okay, thanks.

Andy Nemeth - *Patrick Industries - CFO*

Thank you.

Operator

And thank you. Our next question here comes once again from Scott Stember from Sidoti. Please go ahead.

Scott Stember - *Sidoti & Company - Analyst*

Yes, just a follow-up question on a little bit higher level. We've been hearing that in recent months that the higher end fifth wheel market has been seeing some nice outsized retail gains. Have you seen that come through on your end from a shipment activity? And maybe just talk about the content opportunities that you could possibly see if that really does come to fruition.

Todd Cleveland - *Patrick Industries - CEO, President*

Yes, we've seen some of that. We've got a very balanced portfolio as it relates to product lines that we serve. So a slight increase in those fifth wheels, you're not going to see significant movement in our content or sales levels. Just, again, due to the fact that we're penetrated across all vehicle classes. But we have seen that. The OEMs continue to try and build their units to be more like homes. They're trying to upscale them. I continue to see that to be the case going forward, at least in the near-term, into '15. And I believe that's going to provide us some opportunities to continue to increase content where we see that.

Scott Stember - *Sidoti & Company - Analyst*

Great. That's all I have and thanks again for taking my questions.

Todd Cleveland - *Patrick Industries - CEO, President*

Thanks, Scott.

Andy Nemeth - *Patrick Industries - CFO*

Thanks, Scott.

Operator

Thank you. (Operator Instructions) And at this time, I'm showing no further questions from the audience. I would now like to turn the call back over to Julie Ann for closing remarks.

Julie Ann Kotowski - *Patrick Industries - Director - Financial Reporting & IR*

Thanks, Joe. On behalf of Todd and Andy, we appreciate everyone for being on the call today, and we look forward to talking to you again at our conference call in February to discuss our fourth quarter and fiscal year 2014 financial results. A replay of today's call will be archived on Patrick's website, www.patrickind.com, under Investor Relations.

I will now turn the call back over to our operator, Joe.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. Thank you for your participation and you may now disconnect.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.

The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.